UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of 222 Main (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On February 27, 2014, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “222 Main Owner”), acquired from 222 S. Main Investments LLC an office property containing 426,657 rentable square feet located on approximately 1.6 acres of land in Salt Lake City, Utah (“222 Main”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”).
The purchase price of 222 Main was $170.5 million plus closing costs. The Company funded the acquisition of 222 Main with proceeds from the 222 Main Mortgage Loan (discussed in Item 2.03 below), proceeds from the Company’s ongoing initial public offering and proceeds from the sale of real estate.
222 Main was built in 2009 and is approximately 85% leased to 16 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of 222 Main is approximately $10.4 million. The current weighted-average remaining lease term for the tenants is approximately 9.0 years.  The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $33.61 per square foot.
Currently, 222 Main has two tenants that individually occupy more than 10% of the total rentable square feet of the building. The first tenant is in the investment banking industry. This tenant occupies 176,373 rentable square feet, or approximately 41% of the total rentable square feet. Its lease expires on May 31, 2025, with three five-year extension options. The tenant also has a one-time option to terminate its entire lease or a portion of its lease, in whole-floor segments, effective May 31, 2021, upon submitting a written notice of termination no later than 12 months prior to the lease expiration date and no earlier than 24 months prior to such date, subject to a termination fee. The current annualized base rent (net of rental abatements) for this tenant is approximately $4.7 million, the remaining lease term is approximately 11.3 years and the average annual rental rate (net of rental abatements) over the remaining lease term is $35.61 per square foot.
The second tenant is in the legal services industry. This tenant occupies 76,257 rentable square feet, or approximately 18% of the total rentable square feet. Its lease expires on May 31, 2025, with three five-year extension options. The current annualized base rent (net of rental abatements) for this tenant is approximately $2.8 million, the remaining lease term is approximately 11.3 years and the average annual rental rate (net of rental abatements) over the remaining lease term is $43.27 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On February 27, 2014, in connection with the Company’s acquisition of 222 Main, the 222 Main Owner entered into a seven-year mortgage loan with Metropolitan Life Insurance Company, an unaffiliated lender, for borrowings of $102.7 million secured by 222 Main (the “222 Main Mortgage Loan”). The 222 Main Mortgage Loan matures on March 1, 2021 and bears interest at a fixed rate of 3.97%. Monthly payments are initially interest-only. Beginning April 1, 2016, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the loan term, with the remaining principal balance, all accrued and unpaid interest and any other amounts due at maturity. The 222 Main Owner has the right to repay the loan in whole, but not in part, on or after September 1, 2017 subject to certain conditions and possible fees as described in the loan documents.
KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a limited guaranty of the 222 Main Mortgage Loan with respect to certain potential fees, costs, expenses, losses or damages incurred or suffered by the lender as a result of certain intentional actions committed by the 222 Main Owner in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the 222 Main Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the 222 Main Owner, certain direct or indirect transfers or financings of 222 Main in violation of the loan documents and the violation of certain other terms of the loan documents by the 222 Main Owner.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before May 15, 2014, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: March 3, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer